Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

CARLYLE ALPINVEST PRIVATE MARKETS FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	457(o)	—	—	$2,000,000,000.00	0.00015310	$306,200.00

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock	415(a)(6)	—		$201,622,749.34 (2)		—	N-2	333-264983	11/2/2022	$22,218.83

	Total Offering Amounts					$2,201,622,749.34 (2)		$328,418.83 (3)

	Total Fees Previously Paid							$22,218.83 (2)

	Total Fee Offsets							—

	Net Fee Due							$306,200.00

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)

Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, this Registration Statement carries forward $201,622,749.34 of shares of beneficial interest that were previously registered pursuant to Registrant’s Registration Statement on Form N-2 (File No. 333-264983), and which remain unsold as of the filing date of this Registration Statement (the “Unsold Shares”).

(3)

Amount represents $22,218.83 previously paid to register $201,622,749.34 of Unsold Shares, plus $306,200.00 to register the additional $2,000,000,000 of shares of beneficial interest registered hereby. Effective October 1, 2023, the filing fee rate was increased to $153.10 per million dollars of the proposed maximum aggregate offering price of the securities to be registered.